Room 4561
      June 17, 2005

Gary C. Kaufman
Executive Vice President, Finance and Administration and Chief Financial Officer
MICROS Systems, Inc.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289

RE:		MICROS Systems, Inc.
		Form 10-K: For the Fiscal Year Ended June 30, 2004
		Form 10-Q: For the Quarterly Period Ended September 30,
2004
		Form 10-Q: For the Quarterly Period Ended December 31,
2004
		File No. 000-09993

Dear Mr. Kaufman,

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Very truly yours,


							Craig Wilson
							Senior Assistant Chief
Accountant

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